UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 10, 2015
World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 10, 2015, the Company entered into a separation agreement with James D. Walters, its former Senior Vice President of Operations of the Southern Division. The following summary, which does not purport to be a complete description of this agreement, is qualified by reference to the terms of the agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The agreement provides that the Company will pay Mr. Walters a severance payment of six (6) months current base pay in the gross total amount of $99.808.56, continuation of insurance for up to one year, payment under the Second Amended and Restated World Acceptance Corporation 2005 Supplemental Income Plan as prorated due to age and the Company will convey the title of Mr. Walters’s Company car to him. The Company will pay Mr. Walters an additional severance payment of six (6) months current base pay in the gross total amount of $99.808.56 if, and only if, Mr. Walters maintains the terms and conditions of the previously signed Confidentiality and Non-Compete Agreement.

Under the agreement, Mr. Walters has agreed to observe certain confidentiality and non-compete obligations for a period of one year, and has agreed to customary separation terms regarding release of claims and covenant not to sue.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Agreement between the Company and James Daniel Walters, effective July 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2015
World Acceptance Corporation

	By:	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Chief Executive Officer